  EXHIBIT 99.1

Leafbuyer Technologies, Inc. Announces $4,500,000 Private Placement

Net Proceeds to be Utilized to Fund Acquisitions and Operational Expansion

July 5, 2019

DENVER--(BUSINESS WIRE) -- Leafbuyer Technologies, Inc. (“Leafbuyer” or the “Company”) (OTCQB:LBUY), a provider of marketing and technology solutions for businesses in the cannabis and other similar industries, today announced that it has entered into securities purchase agreements with two institutional investors in connection with a private placement of $4,500,000 of shares of its common stock and warrants.

The Company estimates that the net proceeds from this offering, after deducting fees and legal expenses, will be approximately $4,040,000.  The offering is expected to close July 8, 2019, subject to customary closing conditions. The Company intends to use the proceeds from this offering for acquisitions, working capital and general corporate purposes.

Kurt Rossner, Chairman and Chief Executive Officer of the Company commented, “We are very pleased with the results of this private placement. We believe that this financing will enable the Company to accomplish its multi-faceted growth strategy and sets the stage for the first phase of reaching its strategic initiatives. Additionally, we expect the completion of this placement to strengthen our balance sheet.  In addition, the warrants will give the Company additional funds when exercised.”

In connection with the private placement, the Company will issue 7,211,538 shares of common stock, Series A warrants to purchase 7,211,538 shares of common stock and Series B warrants to purchase 1,802,885 shares of common stock, subject to adjustment.

In connection with the private placement, the Company entered into a registration rights agreement with investors whereby the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) to allow for the registration of the resale of shares of common stock issued in the transaction, as well as the shares of common stock issuable upon exercise of the warrants issued in the transaction.

Dawson James Securities, Inc. (“Dawson James”) acted as exclusive placement agent in the private placement. Ward and Smith, PA, Wilmington, North Carolina, acted as counsel to the Company; Schiff Hardin LLP, Washington, DC, acted as counsel to the placement agent; and Ellenoff Grossman & Schole LLP, New York, New York, acted as counsel to the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The disclosure in this press release is qualified in its entirety to the more complete disclosure set forth in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 5, 2019 (the “Form 8-K”), and to the specific provisions of the securities purchase agreement and other related agreements, which are filed as exhibits to that Form 8-K.

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About Leafbuyer Technologies, Inc.

Leafbuyer.com is one of the most comprehensive online sources for cannabis deals and information. Leafbuyer provides custom-fit technology solutions for businesses to showcase their unique products and build a network of loyal patrons. Leafbuyer's national network reaches millions of consumers every month. Leafbuyer is the official cannabis deals platform of Dope Media, Sensi Magazine, and Voice Media Group.

Learn more at Leafbuyer.com.

Contacts

Leafbuyer Technologies, Inc.

Andre Leonard, +720-432-5593

aleonard@leafbuyer.com

Cautionary Statement Regarding Forward-Looking Information

Safe Harbor Statement

This press release may contain forward-looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the SEC. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to several factors detailed from time to time in our filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings.

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